LIMITED LIABILITY COMPANY AGREEMENT

of

LUNATRUST LLC

Dated as of April 23, 2018

THE INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT ARE SUBJECT TO CONDITIONS AND RESTRICTIONS ON TRANSFER SET FORTH HEREIN, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH INTERESTS UNLESS AND UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO THE REQUESTED TRANSFER.

LIMITED LIABILITY COMPANY AGREEMENT

OF

LUNATRUST LLC

5.3 Record Date	14
5.4 Tax Elections and Returns	15
5.5 Withholding	15
5.6 Offset	15

ARTICLE 6 MEMBERS	15
6.1 Limited Voting and No Management Rights	15
6.2 Advisory Votes	15
6.3 Meetings of Members	16
6.4 Written Consents	17
6.5 Members as Creditors	17
6.6 Non Partition	17
6.7 No Distributions of Property	17
6.8 Limitation of Liability	17
6.9 Lack of Authority and Agency	17
6.10 Information Requests	18
6.11 Resignation and Removal	18
6.12 Licensors	18
6.13 Indemnification and Reimbursement	18
6.14 Substituted Members	18
6.15 Additional Members	19

ARTICLE 7 BOOKS AND RECORDS; TAX MATTERS	19
7.1 Accounting	19
7.2 Financial Statements	19
7.3 Books and Records	19
7.4 Inspection; Limitations	19

ARTICLE 8 TRANSFER AND REDEMPTION OF LIMITED LIABILITY COMPANY INTERESTS	20
8.1 Transfer of LLC Interests by Members	20
8.2 Redemption of Shares	21
8.3 Status of LLC Interests Transferred	23
8.4 Legend	23

ARTICLE 9 DISSOLUTION AND TERMINATION	24
9.1 Dissolution	24
9.2 The Liquidator	24
9.3 Distributions and Other Matters	25
9.4 Compromise	25
9.5 Securityholders Agreement	25
9.6 Cancellation of Certificate	25

ARTICLE 10 MISCELLANEOUS	26
10.1 Notices	26
10.2 Mandatory Arbitration	27
10.3 Further Assurances	28
10.4 Other Remedies	28
10.5 Partial Invalidity	28
10.6 Waiver	28
10.7 Governing Law	29

-ii-

10.8 Jurisdiction; Venue; Service of Process	29
10.9 Class Action Waiver	29
10.10 Prevailing Party; Attorney’s Fees	29
10.11 Amendment	29
10.12 Grant of Power of Attorney	30
10.13 Execution in Counterparts	31
10.14 Successors and Assigns	31
10.15 Computation of Time	31
10.16 Table of Contents; Titles and Captions	31
10.17 Interpretation	31
10.18 Entire Agreement	31
10.19 Creditors	32
10.20 Consent to Disclosure	32
10.21 Electronic or Digital Delivery of Signatures	32
10.22 Survival	32
10.23 Acknowledgments	32

-iii-

LunaTrust LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of LunaTrust LLC, a Delaware limited liability company (“Company”), is made as of April 23, 2018 (the “Effective Date”) by and among Luna DNA, Inc., a Delaware corporation (together with its successors as manager of the Company, the “Manager”) and the persons from time to time identified on the Schedule of Members (as defined herein) who are members of the Company (collectively, and solely in their respective capacity as members of the Company, the “Members”).

WHEREAS, Luna DNA, Inc. joined the Company as the initial member in order to establish the Company and will automatically resign as a member of the Company upon the admission of another member.

WHEREAS, the Members wish to enter into this Limited Liability Company Agreement of the Company to provide for the terms applicable to the affairs of the Company and the conduct of its business.

NOW THEREFORE, in consideration of the covenants and conditions herein contained, and intending to be legally bound hereby, the Members hereby agree to enter into this Agreement as follows:

Article 1

DEFINITIONS

Certain terms when used in this Agreement shall have the definitions set forth in the text hereof. The following terms when used in this Agreement shall have the respective meanings ascribed to them below:

“Access” means the right of the Company, the Manager or an Affiliate, or a third party, to access Member Data for the purposes of (a) providing population-level research to third parties and (b) facilitation by the Manager of voluntary participation in targeted research, in each case in accordance with the Member Data Policies.

“Act” means the Delaware Limited Liability Company Act, Chapter 434 of Title 6 of the Delaware Code, 6 Del. Code § 18-101 et seq., as in effect on the date hereof and as it may be amended hereafter from time to time.

“Additional Member” has the meaning set forth in Section 6.15.

“Affected Member” has the meaning provided in Section 7.2(A) or 7.3(A).

“Affiliate” means, with respect to any designated Person, any other Person who or which is directly or indirectly (through one or more intermediaries) in control of, under common control with, or controlled by such designated Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Entity, whether through ownership of voting securities, by contract interest or otherwise.

“Agreement” means the meaning set forth in the Preamble.

“Annual Period” means any full calendar year commencing on January 1 and ending on the next succeeding December 31, or in the year of formation of the Company, the partial calendar year commencing on the date of formation of the Company and ending on the next succeeding December 31, or in the year of dissolution of the Company, the partial calendar year commencing on January 1 and ending on the date of dissolution.

“Archived” means, with respect to any Member Data, that the Company maintains an archival copy of such Member Data, but without the right or authority to Access or grant Access to such Member Data. The term “Archive” shall have the correlative meaning.

“Base Percentages” means, with respect to any Member, the amount, expressed as a percentage, determined by dividing the number of Shares held of record by such Member by the aggregate number of Shares held of record by all Members.

“Business Day” means a day of the year on which commercial banks are not required or authorized to close in San Diego, California.

“Capital Contributions” means any cash, cash equivalents, promissory obligations or the Fair Market Value of any Contributions or other property or rights that a Person contributes or licenses with respect to any Equity Securities pursuant to Article 3, net of any liabilities assumed by the Company for such Person in connection with such contribution and net of any liabilities to which the assets contributed by such Person are subject.

“Certificate” means the Certificate of Formation of the Company, filed with the Secretary of State of the State of Delaware on April 23, 2018, as the same may be amended, corrected, restated or otherwise modified from time to time in accordance with the Act.

“Certificated Interests” has the meaning set forth in Section 3.5.

“Claims” means all claims, controversies or disputes arising under or in connection with this Agreement or any Transaction Document, between or among any of the parties hereto, the Company, the Manager, the Liquidator or any Member or Licensor (and their respective employees, officers, directors, managers, attorneys, and other agents), whether sounding in contract or tort, including arbitrability.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all successors thereto.

“Commitment” means, with respect to any Member, any commitment such Member has made to Contribute Member Data to the Company, which commitment has not been satisfied or terminated (by such Member, the Manager, by its terms, by law or otherwise). The terms “Commits” and “Committing” shall have the correlative meanings.

“Community” means all Members from time to time, collectively.

“Community Agreement” means, with respect to any Member, the agreement or policy (such as a privacy policy to which a Member consents) by which such Member’s Member Data is Licensed to the Company.

“Company” means LunaTrust LLC.

“Company Party” means any (a) Affiliate of the Company, including the Manager; (b) equityholder, officer, manager, director or employee of: the Company or any of its Affiliates; (c) member of the Family Group of any individual described in clause (b) of this definition; and (d) any Entity in which any Person described in clause (a), (b) or (c) of this definition directly or indirectly has a material financial interest (including as beneficiary).

“Contributions” means, with respect to any Member, any Member Data such Member has Licensed to the Company in accordance with the Member Data Policies, which License has not been terminated (by such Member, the Manager, by its terms, by law or otherwise). The terms “Contributes”, “Contributed” and “Contributing” shall have the correlative meanings.

“Database” means the meaning set forth in Section 2.4.

“Database IP” has the meaning ascribed in the Management Agreement.

“Distributable Cash” means, with respect to any Annual Period, all unrestricted cash and cash equivalents held by the Company, reduced by (i) cash disbursements due or coming due with respect to operations of the Company (including any fees, expenses, royalties or other amounts paid pursuant to the Management Agreement), (ii) capital improvements and replacements (as determined by the Manager), and (iii) reserves in such amounts and for such time periods as the Manager in good faith determines are reasonably necessary for the proper operation, improvement and expansion of the Company’s business and operations, including estimated Company expenses and any contingent or unforeseen Company liabilities.

“Distribution” means each distribution or dividend made by the Company to a Member in respect of such Member’s LLC Interests, whether in cash, property or securities of the Company; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any Shares to the extent no cash, securities or other property is distributed in connection therewith, and (b) any recapitalization, exchange or conversion of LLC Interests, and any subdivision (by split or otherwise) or combination (by reverse split or otherwise) of any outstanding LLC Interests that does not involve (i) a distribution of cash or other property that is not Equity Securities or (ii) a direct or indirect change in (A) the ownership of the Company, or (B) the holders of the Equity Securities of the Company.

“Donated” means, with respect to any Member Data, that the Member grants the Company a perpetual, irrevocable, non-exclusive right and license to use such Member Data, notwithstanding the redemption or cancellation of the Shares issued in connection with the Contribution of such Member Data, subject only to such restrictions and limitations as apply generally to Licensable Member Data maintained in the Database. The term “Donate” shall have the correlative meaning.

“Electronic Record” means any record stored in any tangible medium that may be retained, retrieved and reviewed by the Manager and that the Manager may directly and legibly reproduce in paper form through an automated process, including, for avoidance of doubt, any digital database or distributed ledger.

“Entity” means a partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other business or legal entity of whatever nature.

“Equity Securities” means (a) LLC Interests, (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into LLC Interests, and (c) warrants, options or other rights to purchase or otherwise acquire LLC Interests.

“Family Group” means, as to any particular individual, (a) such individual’s grandparents, parents, siblings, spouse or domestic partner (or equivalent), cousins (once removed) and descendants (in each case, whether natural or adopted), and (b) any trust or other estate planning vehicle controlled solely by such individual and created solely for the benefit of such individual or an individual described in clause (a) of this definition.

“Forced Resignation Date” means the meaning set forth in Section 10.18B.(1).

“Forfeiture Event” means the meaning provided in Section 7.2(A).

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental or quasi-governmental legislature, executive, judicial or administrative authority, including any court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Joinder” means the execution and delivery of a joinder or counterpart to this Agreement, in form and substance satisfactory to the Manager, in which a new member agrees to be bound by all of the terms and conditions of this Agreement as a member, including the power of attorney granted in Section 10.12,

“Key Personnel” means directors, officers and key personnel of the Manager, including any key personnel set forth in any of the Company’s filings with the SEC.

“Licensed” means, with respect to any Member Data, that the Company has the right and license to use, Access and grant Access to such Member Data, in accordance with the applicable Community Agreement. The term “License” shall have the correlative meaning.

“Licensor” means a licensor of Member Data to the Company who is not a Member.

“Liquidator” means the Person appointed pursuant to this Agreement, or the order of a court of competent jurisdiction, to wind up the affairs of the Company and to distribute its assets upon the dissolution of the Company.

“LLC Interest” means, when used in reference to an interest in the Company, the entire limited liability company interest of a Member in the Company at any particular time, including its interest in the Distributions of the Company and any voting and inspection rights; provided that any class, group or series of LLC Interests issued shall have the relative rights, powers and duties set forth in this Agreement.

“Majority in Interest” means Members whose aggregate Base Percentages total greater than fifty percent (50%).

“Management Agreement” means that certain Management Agreement, made and entered into as of the date hereof, by and between the Company and the Manager, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms and conditions thereof and hereof.

“Management Fee” has the meaning set forth in Section 4.2(a).

“Manager” means Luna DNA, Inc., in its capacity as manager of the Company, together with its successors and permitted assigns in such capacity under this Agreement and the Management Agreement.

“Member Data” means personal, health, medical, health-related or other information or data about a Member submitted by such Member to the Company in accordance with the Member Data Policies.

“Member Data Policies’ means the rules and procedures published from time to time by the Manager regarding valid types and quantities of Member Data for which Members or potential Members may make Commitments or Contributions, the Licenses granted in connection with such Commitments or Contributions, the number of Shares to be issued therefor (based on type, quality, amount or other factors the Manager deems relevant from time to time), the validation of such Member Data and other rules and procedures governing the submission and acceptance of any Member Data and the issuance or redemption of Shares therefor, including prescribed forms for effecting the submission, validation or redemption of Member Data and associated Shares. For the avoidance of doubt, each Community Agreement is included in the Member Data Policies.

“Members” has the meaning set forth in the Preamble.

“Net Sale Proceeds” means the proceeds realized by the Company upon the sale of all or substantially all of the Company’s assets, net of expenses incident to such sale, the payment of any Company indebtedness secured by or related to such asset to the extent then required, and satisfaction of any right of any creditor of the Company to receive such proceeds.

“Operational Expenses” has the meaning set forth in Section 4.2(c).

“Organizational Expenses” has the meaning set forth in Section 4.2(b).

“Person” means an individual or an Entity.

“Purged” means, with respect to any Member Data, that the Company deletes such data from the Database and thereafter lacks the right or authority to Archive, Access or grant Access to such Member Data; provided that (i) the Company may Archive such Member Data to the extent that (and only for so long as) the retention and maintenance of such Member Data is required by applicable law or regulatory requirements if the Company notifies such Member (to the extent permitted by law) that it is required to Archive such Member Data and the duration thereof, and (ii) for avoidance of doubt, if such Member re-Contributes such Member Data to the Company, the Company may use such Member Data as if it had not been Purged. The term “Purge” shall have the correlative meaning.

“Regulations” or “Treasury Regulations” means Regulations promulgated by the Department of Treasury of the United States in respect of the Code.

“Resigning Member” has the meaning set forth in Section 10.18B.(1).

“Schedule of Members” means the list maintained by the Manager, including in the form of an Electronic Record, in accordance herewith containing the name, address, Commitments, Contributions and Base Percentages of each Member, which list shall not be attached to this Agreement but shall be incorporated by reference herein, as the same shall be constituted from time to time, and made a part hereof.

“SEC” means the United States Securities and Exchange Commission.

“Share” means a unit of LLC Interest having the rights and obligations specified with respect to Shares in this Agreement. Holders of Shares shall have no power to vote hereunder whatsoever, except (a) as provided in Section 9.2(a)(ii), or (b) matters as to which the right of such holders to vote is expressly required by applicable law (as to which Members shall have one (1) vote per Share).

“Subscription Agreement” means any securities purchase agreement, subscription agreement, contribution agreement, license agreement, employment agreement, or any other agreement, document or instrument evidencing or effecting the issuance or other transfer of any Equity Securities or otherwise governing the terms and conditions with respect to any Equity Securities, in each case as the same may be amended or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, any Entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof (for purposes hereof of this clause (b), a Person or Persons shall be deemed to have a majority ownership interest in such a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of such limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity).

“Substituted Member” has the meaning set forth in Section 6.14.

“Transaction Document” has the meaning set forth in Section 10.21.

“Transfer” has the meaning set forth in Section 8.1(a), and the terms “Transferee”, “Transferor” and “Transferred” shall have the correlative meanings.

“Voting Units” means, collectively, (a) any LLC Interests created by the Manager from time to time creates with express voting rights (for avoidance of doubt, excluding advisory votes or any vote in connection with the appointment of a Liquidator or the dissolution of the Company), and (b) solely with respect to matters on which the right of such class of LLC Interests to vote as to such matter is expressly required by, and cannot be waived under, applicable law or any vote in connection with the appointment of a Liquidator or the dissolution of the Company (to the extent provided herein), any other class or series of LLC Interests, including Shares.

Article 2

GENERAL PROVISIONS

2.1 Formation. The Company was formed as LunaTrust LLC, a Delaware limited liability company, on April 23, 2018 (the “Formation Date”), with the filing of a Certificate of Formation with the Secretary of State of the State of Delaware.

2.2 Term. The term of the Company shall continue until the Company is dissolved pursuant to Article 9.

2.3 Name. The business of the Company shall be carried on under the name “LunaTrust LLC” (or any other fictitious or assumed names as determined by the Manager from time to time). Any change to any names of the Company shall not require Member consent.

2.4 Purpose. The principal purpose and character of the business of the Company is to build, operate, maintain, query and otherwise deal with databases comprised of Member Data that is owned by the applicable Member and Licensed to the Company, to the extent and in the manner provided in this Agreement and any applicable Community Agreement, by the Members (collectively, the “Database”), and to engage in any other lawful business activities in connection therewith, or related to the business of the Company (as such business may be expanded, contracted or otherwise modified from time to time), and to engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.

2.5 Place of Business. The Company’s principal place of business shall be at 415 South Cedros Avenue, Suite 260, Solana Beach, California, 92075, or at such place as the Manager may designate from time to time. The Company may have such other or additional places of business or offices in the United States of America or in other countries as the Manager may from time to time designate.

2.6 Nature of Members’ Interests; Goodwill. The interests of the Members in the Company shall be personal property for all purposes. All property owned by the Company, whether real or personal, including the Company’s name and goodwill, shall be owned by the Company as an entity, and no Member individually shall have any ownership of such property.

2.7 Opinions of Counsel. For purposes of this Agreement, whenever an opinion of counsel is required to be provided, such opinion may be provided by in-house counsel of the Member or the Member’s Affiliate, or outside counsel.

2.8 Manager as Member. The Manager shall be the sole initial member. The Manager will automatically resign as, and cease to be, a member upon any other Person being admitted as a member of the Company. In the event the Company would otherwise have no member, the Manager shall automatically be admitted as a member, but will again automatically resign upon the subsequent admission of another Person as member of the Company as provided in the immediately preceding sentence. The Manager shall not acquire any LLC Interest in the Company, have or incur any obligation to make any contribution (as defined in the Act) to, or pay any liabilities of, the Company, or have any right or entitlement to any distributions from the Company, in its capacity as member by virtue of being admitted, being or resigning as a member as provided in this Section 2.8. For avoidance of doubt, nothing in this Section 2.8 shall prejudice any rights the Manager may have in its capacity as the “Manager” under this Agreement or the Management Agreement.

2.9 Limited Liability Company Agreement. The Licensors and Members hereby agree that during the term of the Company, the rights, powers and obligations of the Licensors and Members with respect to the Company shall be determined in accordance with the terms and conditions of this Agreement and the Act; provided that the Act shall not apply where the Act provides that such rights, powers and obligations specified in the Act shall apply “unless otherwise provided in the limited liability company agreement” or words of similar effect and such rights, powers and obligations are set forth in this Agreement. To the extent that the rights or obligations of any Licensor or Member are different by reason of any provision of this Agreement than they would be in the absence of such provision (including the negation of any right or obligation), this Agreement shall, to the extent permitted by the Act, control.

2.10 No State-Law Partnership. Each Members intends that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes, including for federal and, if applicable, state or local income tax purposes, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

2.11 Bank Accounts. All funds of the Company will be deposited in such Company bank account or accounts insured by the FDIC (subject to applicable FDIC insurance limitations) as designated from time to time by the Manager. Withdrawals from any such bank account or accounts will be made upon such signature or signatures as the Manager may from time to time designate.

2.12 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Legal title to any or all Company assets may be held in the name of the Company or one or more nominees, as the Manager may determine. The Manager hereby declares that any Company assets for which legal title is held in the name of any nominee shall be held in trust by such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.

Article 3

CONTRIBUTIONS

3.1 Contributions.

(a) Initial Contribution. An individual may be admitted as a Member and issued Shares by Contributing Member Data to the Company in accordance with the Member Data Policies, subject to the Manager accepting such Contribution and the terms and conditions of any applicable Subscription Agreement. Each Contribution may be made by submission of Member Data in the form of Electronic Records to or through the Company’s website (or such other method as determined by the Manager) for validation by the Manager in accordance with the Member Data Policies and inclusion in the Database.

(b) Additional Contributions. Except as otherwise provided by the Act or as approved in writing by a Member, a Member shall have no obligation to contribute funds to the capital of the Company or to make additional Contributions. A Member may, in such Member’s discretion, make additional Contributions of Member Data in return for additional Shares from time to time in accordance with the Member Data Policies, subject to the Manager accepting such Contribution and the terms and conditions of any applicable Subscription Agreement. Each additional Contribution may be made by submission of Member Data to or through the Company’s website (or such other method as determined by the Manager) for inclusion in the Database.

3.2 Commitments. The Manager in its discretion may from time to time admit an individual as a Members and issue Shares to such individual, or issue additional Shares to an existing Member, in return for such Member making a Commitment. In the event such individual or Member defaults on his or her Commitment (subject to any grace or cure period to which such Commitment is subject included in any applicable Subscription Agreements), the Manager shall promptly cancel the Shares issued to such individual or Member in exchange for such Commitment.

3.3 Shares. Members shall be issued the number of Shares (including fractional Shares) in respect of an initial or additional Contribution or a Commitment in accordance with the Member Data Policies.

3.4 New Equity Securities. Subject to compliance with Section 3.10 and Article 4, the Manager shall have the right and power to authorize and cause the Company to create and issue additional LLC Interests or other Equity Securities, and, in such event, the right and power to amend this Agreement and the Schedule of Members to reflect such additional issuances and dilution, for such consideration determined by the Manager, and in each case without the approval or consent of any Member or any other Person. In connection with any issuance of Equity Securities, the Person who acquires such Equity Securities shall execute an acceptable Joinder, and shall enter into such Subscription Agreements and other documents, instruments and agreements to effect such purchase as are required by the Manager.

3.5 Certificates. The Company may (but need not) issue certificates representing Equity Securities (such Equity Securities, “Certificated Securities”). The Company may issue fractional LLC Interests or other Equity Securities.

3.6 Use of Capital Contributions and Loans. All Capital Contributions and proceeds of any Company borrowings made pursuant to this Agreement shall be used and applied only for a Company purpose as determined by the Manager.

3.7 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or to receive any Distribution from the Company, except as expressly provided herein.

3.8 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. The amount of any such loan shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loan is made.

3.9 Distributions In Kind. To the extent that the Company distributes property in kind to the Members, the Company shall be treated as making a Distribution equal to the Fair Market Value of such property for purposes of Section 5.1 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any Distribution of property in-kind shall be made to each Member based on their respective Base Percentages.

3.10 Preemptive Rights. No Member shall have any preemptive rights with respect to the issuance of additional LLC Interests or other Equity Securities; provided that the Manager may grant preemptive rights to holders of any class or series of Equity Securities other than Shares in connection with the issuance thereof.

3.11 Subscription Agreements. Notwithstanding anything to the contrary set forth in this Agreement, Equity Securities may be subject to forfeiture or redemption as set forth in any applicable Subscription Agreement.

Article 4

MANAGEMENT OF THE COMPANY

4.1 Duties and Powers of the Manager.

(a) General Authority. The Manager shall conduct, direct and exercise full control over, and will directly have the power to make all decisions with respect to, all activities, affairs and business of the Company (including all decisions relating to the authorization and issuance of additional Equity Securities, including Shares, and the voting and sale of, and the exercise of other rights with respect to, the equity securities of its Subsidiaries or investments, if any), without the consent of any Member. The Manager will possess all of the powers and rights of a manager under the Act.

(b) Specific Authority. Subject to the terms of this Agreement, the Manager shall have the sole power and authority to bind or take any action on behalf of the Company, or to exercise any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Company (i) under this Agreement or any other agreement, instrument, or other document to which the Company is a party, or (ii) pursuant to applicable law or regulation. Without limiting the generality of the foregoing, the Manager shall directly have the following powers and the Manager is authorized on behalf of the Company to do or cause to be done the following:

(1) admit and remove Members, accept and acquire licenses to Member Data, and issue and redeem Shares;

(2) form a Subsidiary or make an investment in any other Entity or enter into any joint venture, partnership or other profit sharing relationship;

(3) provide all consents and approvals on behalf of the Company with respect to the Database;

(4) grant third parties Access to all or any portion of the Database for such consideration, and on such other terms and conditions, as the Manager shall determine is in the best interests of the Company, subject to the Member Data Policies;

(5) prepare and distribute, or cause to be prepared and distributed, the statements and reports described in Article 7;

(6) engage or change the Company’s auditor or accounting firm;

(7) institute, conduct, defend or settle legal or arbitration proceedings;

(8) pay, collect, compromise, arbitrate, resort to legal action or otherwise adjust claims or demands of or against the Company;

(9) pay any dividends, make any distributions or redeem or purchase any of the Company’s outstanding Equity Securities, subject only to any express limitations or conditions thereto set forth in this Agreement; provided that this provision shall not in and of itself obligate any Member or to sell any Equity Securities to the Company;

(10) amend, alter, repeal or waive any provision of this Agreement, the Certificate or the Management Agreement, or the organizational documents of any Subsidiary, subject only to any express limitations or conditions thereto set forth in this Agreement;

(11) enter into, modify, waive or terminate any agreement with, or enter into, modify or terminate any transaction with, any Company Party, subject only to any express limitations or conditions thereto set forth in this Agreement;

(12) hire, terminate, establish or change the compensation, benefits or other employment/engagement terms of any officer or executive level employee or consultant;

(13) select a replacement Manager in the event of the Manager’s resignation or removal and to assign the Management Agreement to such replacement manager in connection therewith;

(14) enter into any bankruptcy, insolvency or similar proceedings;

(15) dissolve, liquidate or wind-up the Company’s affairs, including the appointment of any Persons as Liquidators; and

(16) generally do all things in connection with any of the foregoing, generally manage, oversee and administer the day-to-day business and affairs of the Company and execute all documents on behalf of the Company in connection therewith, and sign or accept all checks, notes and drafts on the Company’s behalf and, except as expressly restricted herein, pay as a Company expense all costs or expenses connected with the operation or management of the Company.

(c) Limitations on Authority. The Manager shall not have the power or authority to sell, exchange or otherwise dispose of all or substantially all of the Company’s assets, or to merge or consolidate (or any similar transaction) with another Entity, except if (i) the Company is the surviving Entity, and (ii) in compliance with any express limitations or conditions thereto set forth in this Agreement, including with respect to any changes in the Company’s organizational documents.

(d) Other Business. The Manager and the Key Personnel and their respective Affiliates shall be permitted to continue (and it is acknowledged by the Members that the Manager and its respective Affiliates intend to continue) their respective other or new business interests independent from the business of the Company. The Manager and its respective Affiliates will not be required to devote all of its or their time or attention to the management and other affairs of the Company, but each will devote thereto as much of its time and attention as may be reasonably required to promote the purposes of the Company. The Members acknowledge that the Manager and its Affiliates have formed (and will form) other Entities, which may engage in a business of the same type as the business of the Company. Notwithstanding any other provision of this Agreement to the contrary, Affiliates of the Manager shall be permitted to conduct the activities of other investment vehicles, including conducting management and investment activities on their behalf. Neither the Company nor any Member shall have any right by virtue of this Agreement in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures shall not be deemed wrongful or improper.

4.2 Management Fee; Organization and Initial Qualification Expenses; and Expenses of the Company.

(a) Pursuant to the Management Agreement, the Manager has been appointed to serve as the Company’s management company and to provide services to the Company. The Manager shall be entitled to various management fees (collectively, the “Management Fees”) as provided in the Management Agreement from time to time. The Manager shall not be entitled to any compensation for serving as the manager of the Company, except for (i) amounts payable pursuant to this Section 4.2 and Section 4.5, and (ii) the compensation, expense, costs, royalties and fees provided in the Management Agreement.

(b) Subject to Section 4.2(e) and any contrary provisions in the Management Agreement, the Manager shall be responsible for, and not entitled to reimbursement for, all fees, costs or expenses incurred by it on behalf of the Company in connection with organizing and managing the Company and in connection with the initial offer and sale of the Shares, including printing, travel, filing fees, marketing expenses, legal and accounting fees, and similar fees incurred in connection with the investigation, evaluation, registration, qualification, issuance and sale thereof, such as costs incurred in qualifying for the exemption from registration pursuant to Regulation A under the Securities Act with the SEC, including any post-qualification amendments or supplements to the initial Regulation A offering statement (collectively, the “Organizational Expenses”).

(c) The Company shall be responsible for and shall bear all costs and expenses related to its operations (“Operational Expenses”), including any sales or other taxes which may be assessed against the Company; the costs and expenses, including reasonable travel and out-of-pocket travel related expenses, debt service attributable to borrowed money; all expenses relating to litigation and threatened litigation involving the Company, including permitted indemnification expenses; expenses attributable to normal and extraordinary investment banking, accounting, appraisal, legal, custodial, and registration services provided to the Company, including services with respect to the Company’s relationships with the Manager; costs and expenses associated with financial research and market analysis; the costs of risk management services and appropriate insurance coverage for the Company including premiums for liability insurance to protect the Company, the Manager, and their respective Affiliates in connection with the performance of Company activities except to the extent prohibited by this Agreement; interest and taxes related to the acquisition or license by the Company of any portion of the Database; fees or other expenses incurred in connection with the investigation, prosecution or defense of any claims by or against any Governmental Authority, which fees and expenses are subject to indemnification pursuant to this Agreement; reports to Governmental Authorities, including the SEC; the preparation of annual financial reports of the Company and other reports to the Members; expenses relating to meetings of the Members; costs incurred in connection with any offer and sale of Equity Securities other than offers and sales qualified in the initial offer and sale of the Shares (whether via including via the initial Regulation A offering statement or any post-qualification amendment thereto), including printing, travel, filing fees, marketing expenses, legal and accounting fees, and similar fees incurred in connection with the investigation, evaluation, registration, qualification, issuance and sale thereof, such as costs incurred in registering or qualifying for the exemption from registration pursuant to Regulation A under the Securities Act with the SEC and any commissions, brokerage fees, investment banking fees or similar charges; and all other expenses properly chargeable to the activities of the Company. Operational Expenses exclude the Organizational Expenses and costs to develop Database IP, which are the responsibility of the Manager.

(d) Subject to any contrary provisions in the Management Agreement, to the extent the Manager pays Operational Expenses of the Company (which the Manager is not obligated to do), the Manager shall be entitled to reimbursement of such Operational Expenses. To the extent that any payment of Operational Expenses of the Company by the Manager is not reimbursed by the Company and is properly allocable as an expense of the Company for federal, state and local tax purposes, a portion of the Management Fees for a like amount shall be treated as a reimbursement to the Manager for such expenses and not as a payment of Management Fees.

(e) Subject to any contrary provisions in the Management Agreement, the Manager shall bear all of its own overhead and compensation related expenses, including compensation and expenses of the officers, directors, employees, auditors, attorneys and other agents of the Manager and fees and expenses for administrative, bookkeeping, clerical and related support services, office space and facilities, utilities, telephone and email of the Manager.

4.3 Removal and Replacement; Successor Managers.

(a) The Members may not under any circumstance (i) remove or replace the Manager as a manager of the Company, or (ii) appoint an additional or substitute manager of the Company.

(b) The Manager shall at all times be the “Manager” under both this Agreement and the Management Agreement. The Manager may not assign any rights, powers, obligations or authorities under this Agreement or under the Management Agreement unless the Manager assigns all of its rights, powers, obligations and authorities under this Agreement and under the Management Agreement to the same successor. Notwithstanding such assignment, the assigning Manager shall remain liable for any liabilities that arose prior to such assignment and for the performance of its successor Manager.

4.4 Limitation of Liability.

(a) Waiver of Liability. Except as otherwise provided herein or in any agreement entered into with the Company or any of its Subsidiaries and to the maximum extent permitted by the Act, no present or former Manager or officer of the Company, nor any such Person’s Affiliates, officers, directors, employees, agents, lawyers, accountants or representatives, shall be liable to the Company or to any Member for any act or omission performed or omitted by such Person in its capacity as Manager or officer; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s willful misconduct or knowing violation of law as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). The Manager and each officer of the Company shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such person in good faith reliance on such advice shall in no event subject such Person or any of such Person’s Affiliates, employees, officers, directors, agents, lawyers, accountants or representatives to liability to the Company or any Member.

(b) Manager Discretion. Unless another standard is expressly set forth herein, whenever in this Agreement or any other agreement contemplated herein the Manager is permitted or required to take any action or to make a decision or determination, the Manager may take or refrain from taking such action or make or refrain from making such decision in its sole discretion, meaning that the Manager shall be entitled to consider such interests and factors as it desires (including the interests of such Manager or its Affiliates).

(c) Disclaimer of Fiduciary Duties. Except as expressly set forth herein, the Manager shall, in its capacity as Manager, not have any duties or other obligations to the Company or any Member or Licensor. To the extent that there are duties and obligations of the Manager otherwise existing at law or in equity, such duties and obligations are hereby waived and eliminated for all purposes under this Agreement and, to the fullest extent possible, under applicable law.

4.5 Indemnification.

(a) The Company shall indemnify, defend and hold harmless the Manager, and its respective officers, directors, partners, members, employees and Affiliates thereof, any other person who serves at the request of the Manager on behalf of the Company as an officer, advisor, director, member or employee of any other Entity (each such person an “Indemnitee”) against any loss, expense, damage, claim, liability, obligation, judgment or injury, including any judgment, award, settlement, fines, penalties, reasonable attorney’s fees and other costs or expenses (collectively, “Losses”) incurred, suffered or sustained by any of them in connection with the defense of any actual or threatened, civil or criminal, action, proceeding or claim (each, an “Action”) by reason of any act, omission or alleged act or omission by them arising out of their respective activities on behalf of the Company or in furtherance of the interests of the Company, all of which shall be charged to and paid by the Company as incurred; provided, however, that, the acts, omissions or alleged acts or omissions upon which such Action is based were performed or omitted in good faith and were not fraudulent, in bad faith or as a result of wanton and willful misconduct. The foregoing right of indemnification shall inure to the benefit of the executors, administrators, personal representative, successors or assigns of each such Indemnitee and shall continue regardless of whether such Indemnitee remains in the position or capacity pursuant to which such Indemnitee became entitled to indemnification under this Section 4.5.

(b) The Company shall pay the expenses incurred by any Indemnitee in defending an Action or in opposing any claim arising in connection with any potential or threatened Action in advance of the final disposition of such Action, upon receipt of a written undertaking by such Indemnitee to repay such payment if such Indemnitee shall be ultimately determined not to be entitled to indemnification therefor as provided herein.

(c) The Manager shall use commercially reasonable efforts to obtain the funds needed to satisfy the Company’s indemnification obligations under this Section 4.5 from Persons other than the Members or the Company (for example, pursuant to insurance policies that provide primary coverage) before causing the Company to make payments pursuant to this Section 4.5.

(d) The Company may purchase and maintain insurance with such limits or coverages as the Manager reasonably deems appropriate, at the expense of the Company and to the extent available, for the protection of any Indemnitee against any Losses incurred by such Indemnitee in any such capacity or arising out of its status as such, whether or not the Company would have the power or obligation to indemnify such Indemnified Person against such Losses under the Act or the provisions of this Section 4.5. The Manager may purchase and maintain insurance on behalf of the Company for the protection of any officer, director, employee, consultant or other agent of any other Entity in which the Company owns an interest or of which the Company is a creditor against similar liabilities.

(e) If this Section 4.5 or any portion hereof shall be invalidated on any ground by any arbitrator or court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 4.5 to the fullest extent permitted by any applicable portion of this Section 4.5 that shall not have been invalidated and to the fullest extent permitted by applicable law.

4.6 Delegation of Authority. The Manager may, from time to time, delegate to one or more Persons (including any Member or Company Party) such authority and duties as the Manager may deem advisable.

Article 5

DISTRIBUTIONS AND ALLOCATIONS;

TAX MATTERS

5.1 Timing of Distributions. The Manager shall cause the Company to distribute (i) Distributable Cash other than Net Sale Proceeds realized by or available to the Company for each Annual Period no less frequently than once per annum; provided that if the estimated distribution per Share is not expected to exceed $0.02, as adjusted appropriately for any dividend in Equity Securities, Share split, combination or other similar recapitalization with respect to the LLC Units, the Manager may elect to not make a distribution in such Annual Period, and (ii) Net Sale Proceeds, if any, realized by or available to the Company (after deducting therefrom an amount for addition to a reserve for contingencies, working capital, and the payment of unreserved or unfunded Company obligations, such amounts to be established by the Manager in its discretion) within thirty (30) days following the receipt by the Company of the Net Sale Proceeds.

5.2 Distributions. Prior to the dissolution of the Company and subject to Section 5.1, any Distributable Cash to be distributed shall be Distributed among all Members in accordance with their respective Base Percentages measured at the close of business on the record date for the Distribution.

5.3 Record Date. The Manager may establish a record date for making a Distribution, which record date shall be a date not earlier than the date of declaring the Distribution and not later than thirty (30) days thereafter. If no record date is expressly established, the record date shall be the date the Manager declared the Distribution.

5.4 Tax Elections and Returns.

(a) The Manager shall, without further consent of the Members being required, have the authority to make any and all elections for federal, state, and local tax purpose; provided that the Company shall affirmatively elect to be treated as a corporation, and not be classified as a partnership, for federal, state and local tax purposes. The taxable year shall be the Company’s fiscal year.

(b) The Manager shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company.

5.5 Withholding. The Company shall comply with any applicable withholding requirements under U.S. federal, state and local law and foreign law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold and pay over any amounts to any authority with respect to Distributions to any Member, the amount withheld shall be deemed to be, at the option of the Manager, either a distribution to or a demand loan by the Company to such Member in the amount of the withholding. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable taxing authority. If the amount was deemed to be a demand loan, the Company may, at its option, (a) at any time require the Member to repay such loan in cash, or (b) at any time reduce any subsequent distributions by the amount of such loan. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

5.6 Offset. Whenever the Company is to pay any sum to any Member, any amounts that such Member owes to the Company or any of its Subsidiaries under any promissory note or other debt instrument issued to the Company or any of its Subsidiaries or any other bona fide obligation owed to the Company or any of its Subsidiaries that is then due and unpaid may be deducted from that sum before payment.

Article 6

MEMBERS

6.1 Limited Voting and No Management Rights. Except as required by non-waivable provisions of the Act and as provided in Section 9.2(a), no Member or Licensor shall have any voting or consent rights under this Agreement or the Act with respect to the LLC Interests held by such Member or Licensor, including with respect to any matters to be decided by the Company or any other governance matters described in this Agreement, and no Member or Licensor shall take part in the management or control of the affairs or business of the Company. Each Member, by its acceptance of any LLC Interests or by becoming a party hereto, expressly waives all consent, voting and management rights or other rights to participate in the governance of the Company, whether such rights may be provided under the Act or otherwise, except for the limited Liquidator appointment right set forth in Section 9.2(a). The Members and Licensors hereby agree and consent to the grant to, and exercise by, the Manager of the powers, rights and authorities conferred upon it by the Act and this Agreement.

6.2 Advisory Votes. The Manager may from time to time submit matters to an advisory vote of the Members, subject to such rules and procedures as the Manager may establish from time to time and publish to the Members. An advisory vote shall in no event be binding to any extent on the Company or the Manager. For avoidance of doubt, an advisory vote need not be by meeting or written consent, need not have a quorum, and, without limiting the generality of the foregoing, may have any standard of approval determined by the Manager and may be conducted entirely online using Electronic Records.

6.3 Meetings of Members.

(a) Notice. In the event a vote or consent of Members is required pursuant to in Section 9.2(a) or applicable law, or at the election of the Manager in its sole discretion, the Company may hold a meeting of Members at such places and at such times as determined by the Manager with at least ten (10) and not more than sixty (60) days prior written notice to the Members entitled to vote thereon or consent thereto, which notice shall state the purpose or purposes for which such meeting is being called.

(b) Cancellation or Postponement. The Manager may cancel or postpone any previously scheduled meeting of the Members by notice to the Members given prior to the date previously scheduled for such meeting. In the case of a postponement, the new time must not be less than ten (10) and not more than sixty (60) days after the date of such notice.

(c) Waiver of Notice. The actions taken by the Members entitled to vote at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until) each Member entitled to vote or consent thereat, as to whom it was improperly called or held, appears at such meeting without protest, or either before, at or after the meeting, signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof.

(d) Remote Participation. Members entitled to vote on matters at a meeting of Members may participate by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(e) Proxies. Each Member entitled to vote on any matter that is permitted or required to be voted upon by the Members entitled to vote may authorize another Person or Persons to act for him or her by proxy with respect to such Member’s LLC Interests. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the LLC Interests to which it relates or an interest in the Company generally.

(f) Quorum. Ten percent (10%) of the outstanding LLC Interests entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum sufficient for conducting meetings and making decisions; provided that in the case of the appointment of a Liquidator pursuant to Section 9.2(a), if quorum is not reached at the first meeting to appoint a Liquidator despite reasonable efforts to obtain attendance at the meeting, at the next meeting called for the appointment of a Liquidator, there shall be no minimum quorum requirement.

(g) Voting. Except as expressly otherwise provided in this Agreement and except for non-waivable provisions of the Act, each Member shall be entitled to one (1) vote per Voting Unit held by such Member on all matters (if any) submitted to the Members for a vote, voting as a single class of LLC Interests. Unless otherwise required by this Agreement of the Act, a majority of votes cast on any such matter at a meeting duly held and at which a quorum is present shall approve or authorize such matter by the Members.

(h) Costs. All costs and expenses of the meeting shall be a Company expense.

(i) General. The Manager may from time to time adopt and publish to the Members such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate.

6.4 Written Consents. The actions by the Members entitled to vote or consent may be taken by written consent (without a meeting and without a vote) so long as such written consent is signed by the Members holding not less than the minimum number of Voting Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon or consent thereto were present and voted. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not so signed such written consent. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof. The Company may solicit written consents via the Company’s website (or such other electronic or digital method as determined by the Manager which requires reasonable authentication) and may consist entirely of Electronic Records.

6.5 Members as Creditors. Any Member who is a bona fide creditor of the Company as a lender thereto or by reason of any other debtor/creditor relationship therewith (in each case with the approval of Members as and to the extent required hereby) shall be permitted, in the event of any breach thereof or default thereunder, to take such action and to exercise and pursue such other rights, powers or remedies against the Company or against any other obligor, which rights, powers or remedies is or are available to such Member by law, in equity or by contract; and the taking of any such action, the exercise and pursuit of any such right power or remedy, and the execution or foreclosure on any Company property in connection therewith, shall each be understood to be for the benefit of the creditor/Member only and shall not be deemed or understood to cause or permit a reconstitution of the Company for the benefit of any other Member.

6.6 Non Partition. No Member shall be entitled to seek or obtain partition of any Company property, or to own or use particular or individual assets of the Company, whether by court decree or otherwise.

6.7 No Distributions of Property. No Member may demand or receive property other than cash in return for its contributions, loans or advances or upon dissolution as provided herein, except upon the written approval of the Manager.

6.8 Limitation of Liability. Except as otherwise provided by non-waivable provisions of the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Licensor or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being or acting as a Member, Licensor or Manager. A Member’s liability (in its capacity as such) for debts, liabilities and losses of the Company shall be limited to such Member’s share of the Company’s assets; provided that a Member shall be required to return to the Company any Distribution made to it in clear and manifest accounting error or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Act. Notwithstanding anything herein to the contrary, except as required by applicable law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on any Member, Licensor or Manager for liabilities of the Company.

6.9 Lack of Authority and Agency. No Member or Licensor, in its capacity as such, has the authority or power to act for or on behalf of the Company in any manner or way, to bind or sign for the Company, to undertake or enter into any transactions on behalf of the Company, or do any act that would be (or could be construed as) binding on the Company, in any manner or way, or to make any expenditures on behalf of the Company.

6.10 Information Requests. In order for the Company to comply with applicable laws, rules, regulations, orders, directives, or special measures that may be required by government regulators, or interpretation thereof by the appropriate regulatory authority having jurisdiction thereover, and to which the Company or Manager is subject, or to comply with its obligations to third parties who desire to access the Database, at the reasonable request of the Manager and in the timeframes reasonably determined by the Manager, each Member and Licensor agrees to use his or her reasonable best efforts to provide the Manager additional documentation verifying, among other things, such Member’s or Licensor’s identity and taxpayer identification number or equivalent. Requests for documentation may be made at any time during which a Person is a Member or Licensor. Each Member and Licensor acknowledges that the Manager may (i) provide such information, or report the failure to comply with such requests, to Governmental Authorities, and (ii) make such disclosure or report without notifying such Member or Licensor that the information has been provided.

6.11 Resignation and Removal. A Member may resign as a Member for all purposes at any time by redeeming all of its LLC Interests as provided in Section 8.2. A Member shall automatically cease to be a Member for all purposes immediately upon such Member ceasing to own of record any LLC Interests, whether due to redemption of all of his or her LLC Interests by the Member or by the Company, by permitted assignment of all of his or her LLC Interests, or otherwise, without the need for any action by the Company or such Member. Upon such resignation or ceasing to be a Member, (a) the prior Member shall no longer be entitled to the rights of a Member under this Agreement, including any rights to further Distributions, irrespective of whether Distributable Cash was available for Distribution at or prior to such time, and (b) the Manager shall update or cause to be updated the Schedule of Members.

6.12 Licensors. If a Member ceases to be a member for any reason, such former Member shall become a Licensor of any Member Data that, by prior request of such Member, has been Archived, Licensed or Donated, and the Company shall Purge any other Member Data which such Member Contributed. A Licensor may at any time request the Company to Purge his or her Archived or Licensed Member Data. If all of a Licensor’s Member Data has been Purged, such Licensor shall forthwith cease to be a Licensor.

6.13 Indemnification and Reimbursement. Except as otherwise provided in Section 4.4 or 6.8, if the Company is required by law to make any payment to a Governmental Authority that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes, and state unincorporated business taxes), then such Member shall indemnify and contribute to the Company in full for the entire amount paid (including interest, penalties and related expenses). A Member’s obligation to indemnify and make contributions to the Company under this this Section 6.13 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 6.13, the Company shall be treated as continuing in existence.

6.14 Substituted Members. In connection with the assignment of any LLC Interests of a Member permitted under the terms of this Agreement and any applicable Subscription Agreements, and any other agreements contemplated hereby and thereby, the Transferee shall become a substituted Member (a “Substituted Member”) with respect to the assigned LLC Units on the later of (a) the effective date of such assignment and the Substituted Member’s Joinder, and (b) the date on which the Manager approves such Transferee as a Substituted Member and updates or causes to be updated the Schedule of Members to reflect such assignment and admission.

6.15 Additional Members. Subject to the terms and conditions of this Agreement, the Manager has the right and power, but not the obligation, from time to time to admit any Person to the Company as an additional Member (an “Additional Member”), without the consent of any Member or group of Members, on such terms the Manager may determine from time to time, and in connection therewith, shall have the rights and powers set forth in Section 3.1; provided that such new member furnishes to the Company (a) a Joinder, and (b) such other documents or instruments as may be deemed necessary or appropriate by the Manager to effect such Person’s admission as a Member. Such admission shall become effective on the date on which such conditions have been satisfied and the Manager updates or causes to be updated the Schedule of Members to reflect such admission.

Article 7

BOOKS AND RECORDS;

TAX MATTERS

7.1 Accounting. Except as may be otherwise directed by the Manager or required by the Code, the Company shall maintain its books and records on the accrual method of accounting, in accordance with generally accepted accounting principles consistently applied, and on a calendar year basis, which shall be the Company’s fiscal year. Appropriate records will be kept so that upon each closing of the Company’s books it is possible to determine, among other items defined in this Agreement: (a) the Contributions made by each Member; (b) the amount of cash or other property distributed to each Member; (c) the Base Percentages and (d) the amount of Distributable Cash.

7.2 Financial Statements. Within the time period required under SEC regulations, the Company shall furnish to each Member (or make publicly available via EDGAR), with respect to such period, such audited financial statements as are required to be filed with the SEC under applicable regulations.

7.3 Books and Records. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.4 or pursuant to applicable laws (subject to the limitations set forth in Section 7.4). All books of account and all other records of the Company (including an executed counterpart of this Agreement and all amendments hereto, an executed counterpart of the Certificate and all amendments thereto) shall at all times be kept by the Manager at the Company’s principal office address; provided that the Company may maintain all books and records, including the Schedule of Members, as Electronic Records at such principal office address. The Manager hereby agrees to preserve, and to cause the Company to preserve, all financial and accounting records pertaining to the Company and the Database during the existence of the Company and any extension thereof and for six (6) years thereafter.

7.4 Inspection; Limitations.

(a) Each Member (or any representative of such Member), from time to time, upon reasonable notice, shall have the right to inspect and duplicate (1) a copy of this Agreement and the Certificate and all amendments hereto and thereto, and (2) copies of the financial statements referred to in Section 7.2. To the maximum extent permitted by law, the above list constitutes the only Company records to which any Member qua member has a right to access.

(b) Notwithstanding anything to the contract in the Act or this Agreement, and without limiting the generality of Section 7.4(a), to the maximum extent permitted by law, and pursuant to Section 18-305(g) of the Act, no Member shall have the right to access, inspect or duplicate, and no Member may access, inspect or duplicate: (1) the Schedule of Members, (2) any other Member’s Member Data, Commitments, Contributions, name, or address or (3) any other information about any other Member (collectively, the “Member Information”).

(c) The Manager is hereby expressly granted the right, power and authority, pursuant to Section 18-305(g) of the Act, to expand the definition of Member Information and to restrict any right of any Member to obtain, inspect or otherwise access the same.

(d) Each Member agrees that preserving the privacy of such Member’s Member Data and other personal or personally identifiable information from inspection by other Members is critical and of the essence of this Agreement and such Member’s decision to become a Member, and accordingly irrevocably agrees to and approves all of the provisions of this Section 6.4. To the maximum extent permitted by the Act and other applicable law, each Member hereby waives any right it may from time to time have, including pursuant to Section 18-305 of the Act, to obtain, inspect or otherwise access, directly or indirectly, any other Member’s Member Information, or any part thereof, from the Company.

Article 8

TRANSFER AND REDEMPTION OF

LIMITED LIABILITY COMPANY INTERESTS

8.1 Transfer of LLC Interests by Members.

(a) Transfers Void. No Member may sell, convey, assign, pledge, hypothecate, transfer or otherwise dispose of or encumber any LLC Interests or any part thereof or interest therein, either directly or indirectly (any of the foregoing, a “Transfer”), and no purported Transferee will be registered as a holder of any such Equity Securities (or any economic interest therein) or admitted as a Substituted Member; provided that, with the prior written consent of the Company, which may be granted or withheld in the Manager’s sole discretion, a Member may assign its Shares so long as all Shares issued in connection with the Contribution of any item of Member Data are assigned as a block. Subject to Section 8.2, any purported Transfer which is attempted to be made without strict compliance with the foregoing requirements shall be null and void ab initio and without any force or effect. Unless expressly provided otherwise by the Manager in its written consent to a proposed Transfer under this Section 8.1, such Transfer shall be subject to the other applicable provisions of this Article 8.

(b) Permitted Assignments. In the event the Manager elects, in its sole discretion, to permit an assignment of LLC Interests:

(1) Instruments of Transfer. The Transferor and Transferee shall deliver to the Manager (A) a duly executed and acknowledged instrument of assignment, setting forth the intention of the assignor that the assignee become a Substituted Member in its place, in form and substance satisfactory to the Manager, including such information or supplemental information about the Transferee or the assignment as the Manager may reasonably request, and (B) such other instruments, in such form and substance, as the Manager deems necessary or desirable to effect such Transfer or admission.

(2) Additional Assurances. The Manager may request adequate assurances that the proposed Transfer (i) will have any adverse tax consequences (federal, state, or local) to the Company, the Manager or any Members, (ii) may be lawfully effected without registration under the Securities Act, (iii) does not violate state securities or “blue sky” laws, (iv) will not cause the Company to be subject to any additional regulatory requirements, (v) complies with any Transfer restrictions set forth in any applicable Subscription Agreement, and (vi) is consistent with the purpose of the Business and the values of the Member community. Such assurances may include such opinions of counsel and such representations, warranties, covenants and conditions as the Manager may reasonably request.

(3) Transferor Loss or Rights. Any Member who assigns any LLC Interests in the Company shall cease to be a Member with respect to such LLC Interests and shall no longer have any rights or privileges of a Member with respect thereto. If after the assignment of LLC Interests a Member no longer holds any LLC Interests, such Member shall cease to be a Member as provided in Section 6.11.

(4) Joinder to This Agreement. Each assignee of LLC Interests who is not already a Member shall, as a condition prior to the assignment thereof, execute and deliver to the Company a Joinder; provided that any assignee of any LLC Interests, irrespective of whether such assignee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the assignment thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that the assignor was subject to or by which such the assignor was bound.

(5) Assignment Fees and Expenses. The assignor and assignee of any LLC Interests shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys’ fees and expenses) of any assignment or proposed assignment, whether or not consummated. All costs incurred by the assignee or assignor associated with a proposed assignment, including any legal opinion delivered pursuant to Section 8.1(b)(2), shall also be borne by the assignor and assignee.

(6) Effective Time. A permitted assignment shall be effective upon the latest to occur of (A) the Manager approving the assignment and all instruments of transfer associated therewith, (B) the Manager admitting the assignee as a Member (if the assignee was not already a Member) as provided in Section 6.14 or 6.15, and (C) the Manager updating (or causing to be updated) the Schedule of Members to reflect such assignment and, if applicable, admission.

8.2 Redemption of Shares.

(a) Redemption by Member. A Member or Licensor may, at any time and from time to time, elect to terminate the License for Member Data he or she Contributed to the Company by written notice to the Company made in accordance with the then current Member Data Policies and applicable Subscription Agreement (i) identifying the Member Data for which the License is to be terminated, and (ii) requesting the redemption of the outstanding Shares issued in connection with the Contribution thereof in exchange for such termination. A Member may elect, either at the time of an elective redemption or prior thereto (in which event such election may be revoked), either to authorize the Company to Archive or License, or to Donate, all or specified portions of such Member Data.

(b) Voluntary Transfer. In the event a Member attempts to Transfer any Shares without the prior written consent of the Company (as required by Section 8.1), in addition to not registering or otherwise giving effect to such purported Transfer, the Manager may in its discretion cause the Company to redeem all of such Shares.

(c) Member Death. In the event of the death of a Member, the Company shall redeem all outstanding Shares held by such Member. A Member may however elect at any time to Donate all or specified portions of such Member’s Member Data in the event of such Member’s death (in which event such Member Data need not be Purged upon such redemption of such Member’s Shares, unless, in the Manager’s opinion, not to do so would violate any applicable law, order, judgment, stipulation or decree), or to revoke such an election.

(d) Other Involuntary Transfer. In the event of a purported Transfer of outstanding Shares not subject to the foregoing subsections of this Section 8.2, whether by order or decree (such as in the case of the entry of a final judgment in a divorce or attachment proceeding), bankruptcy, or otherwise, to the maximum permitted by applicable law, order, judgment, stipulation or decree, the Company shall redeem all such Shares. A Member may elect at any time after becoming a Member either to authorize the Company to Archive or License, or to Donate, all or specified portions of his or her Member Data contributed in connection with the issuance of such Shares in the event of such a purported Transfer thereof; provided that the Company shall nonetheless not maintain a Licensed or Archived copy of, or accept a Donation of, such Member Data and instead Purge such Member Data if, in the Manager’s opinion, to do so would violate any applicable law, order, judgment, stipulation or decree.

(e) Unacceptable Member Data. In the event that the Manager determines, in its discretion, that a Member has deliberately provided false, incorrect or otherwise unusable Member Data, including Member Data which has been altered after collection or which pertains to an individual other than the Member, after issuance of Shares in connection with the Contribution thereof, the Manager (i) shall redeem all of the Shares issued in connection with the Contribution of such Member Data, and (ii) may redeem all Shares issued to such Member in connection with such Member’s Contribution of other Member Data selected by the Manager, up to and including all such Member’s other Member Data.

(f) Purging Specified Member Data. If at any time the Manager determines that a certain type or class of Member Data is no longer desirable for the Company to maintain in any Database, the Manager may elect by written notice to Members who have Contributed such Member Data to redeem all Shares issued in connection with the Contribution of such Member Data.

(g) Additional Redemptions. In the event any Shares are to be redeemed pursuant to the foregoing subsections of this Section 8.2, the Company shall at the same time redeem the following additional Shares (if any).

(1) In the event some (but not all) Shares issued in connection with the Contribution of particular Member Data are to be redeemed, the Company shall also redeem all other Shares issued in connection with the Contribution of such Member Data.

(2) In the event the Contribution of a particular type of Member Data (the “Dependent Member Data”) is conditioned upon the Contribution of other specified types of Member Data (the “Underlying Member Data”), and all of the Shares issued for the Contribution of Underlying Member Data are redeemed, then the Company shall also redeem all of Shares issued for the Contribution of such Dependent Member Data.

(h) Effect of Redemption. In the event of the redemption of Shares as provided in this Section 8.2, (i) the Company shall promptly (A) cancel such Shares, without any further consideration to such Member, and (B) unless otherwise provided in or pursuant to the foregoing subsections of this Section 8.2 (in which case such other provision shall apply), the Company shall promptly Purge the Member Data which was Contributed in connection with the issuance of such Shares, and (ii) without limiting the generality of immediately preceding clause (i), such Member shall no longer be entitled to any rights to Distributions in respect of such Shares, irrespective of whether Distributable Cash was available for Distribution at or prior to the time of such redemption. If after the redemption of Shares a Member no longer holds any LLC Interests, such Member shall forthwith cease to be a Member as provided in Section 6.11.

(i) Surrender of Share Certificates. Each Member agrees that upon the redemption of Shares as provided in this Section 8.2, if such Shares were certificates, such Member or his or her legal representative shall promptly deliver the certificates for such Shares to the Company for cancellation. If the Member or his or her legal representative does not do so, the Company shall nevertheless enter the transfer on its records. In the event such certificate evidenced Shares in addition to the Shares being redeemed, the Company shall forthwith issue and deliver to or upon the order of such Member a new certificate of like tenor, in the name of such Member, providing on the face thereof for the number of Shares which such certificate represented which have not been so redeemed.

8.3 Status of LLC Interests Transferred. In the event of any transfer, assignment or conveyance (or retransfer, reassignment or reconveyance) of any LLC Interest by a Member or other Person, by the express terms of this Agreement or by operation of law, the transferee or assignee shall succeed to the same Base Percentages, distribution priorities and ownership rights as were incident to the interest so transferred, assigned or conveyed.

8.4 Legend. In the event the Company issues certificated LLC Interests or other Equity Securities, such certificated Equity Securities shall bear a legend similar to the following:

“THE LLC INTERESTS REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (“STATE ACTS”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION OR QUALIFICATION THEREUNDER.

“THE TRANSFER OF THE SECURITIES, OR ANY INTEREST THEREIN, IS SUBJECT TO THE RESTRICTIONS AND CONDITIONS SPECIFIED IN THAT CERTAIN LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF APRIL 23, 2018, AS AMENDED AND MODIFIED FROM TIME TO TIME (THE “LLC AGREEMENT”), GOVERNING THE ISSUER HEREOF (THE “COMPANY”), BY AND AMONG ITS MEMBERS. THE SECURITIES MAY ALSO BE SUBJECT TO ADDITIONAL TRANSFER RESTRICTIONS, CERTAIN VESTING PROVISIONS, REPURCHASE OPTIONS, OFFSET RIGHTS AND REDEMPTION PROVISIONS SET FORTH IN THE LLC AGREEMENT OR A SEPARATE AGREEMENT WITH THE INITIAL HOLDER. A COPY OF THE LLC AGREEMENT, AND ANY SUCH SEPARATE AGREEMENT, SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

If a holder of certificated Equity Securities delivers to the Company an opinion of counsel, satisfactory in form and substance to the Manager (which opinion may be waived by the Manager), that no subsequent transfer of such Equity Securities shall require registration under the Securities Act or qualification under state securities or “blue sky” laws for further transfers, then the Company shall promptly upon such contemplated transfer deliver new Equity Securities of like tenor which do not bear the portion of the restrictive legend relating to the Securities Act and state securities or “blue sky” laws set forth in this Section 8.4.

Article 9

DISSOLUTION AND TERMINATION

9.1 Dissolution.

(a) The Company will have a perpetual existence, except that the Company shall be dissolved upon the occurrence of any of the following (and under no other) circumstances:

(i) one hundred eighty (180) days after the resignation or dissolution of the Manager, unless prior to such date a successor manager assumes the powers, authorities, rights, liabilities, and obligations of the Manager under this Agreement and the Management Agreement in accordance with the terms hereof and thereof or pursuant to the order of a court of competent jurisdiction;

(ii) the written approval of the Manager; and

(iii) the entry of a decree of judicial dissolution of the Company under Section 35-5 of the Act or an administrative dissolution under Section 18-802 of the Act;

provided, however, that the Company shall not terminate until its affairs have been wound up and its assets distributed as provided herein.

(b) Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement, including making amendments to this Agreement pursuant to Section 10.11 or granting waivers or consents hereunder.

9.2 The Liquidator.

(a) Upon the dissolution of the Company, (i) if the Manager is the manager of the Company, the Manager shall act as Liquidator or appoint a Member or other Person to act as Liquidator; or (ii) otherwise, then a Majority in Interest (or their legal representatives, successors or assigns) shall select a Member (or, if no Member is willing to accept such appointment, any Person reasonably competent to act in that capacity) to act as Liquidator.

(b) The Liquidator, as trustee for the benefit of all Members, will take any and all action necessary or appropriate to complete the liquidation and distribution as provided in this Article 9, and in performing its duties shall have all of the rights, powers and obligations of the Manager hereunder.

(c) The Liquidator shall proceed diligently to wind up the affairs of the Company and distribute its assets in the manner provided in this Agreement and the Act (including in a manner that avoids the imposition of personal liability upon the Manager or any Member pursuant to such requirements); provided that a reasonable period of time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to this Article 9 in order to minimize any losses otherwise attendant upon such winding-up.

(d) The costs of liquidation, including reasonable compensation to the Liquidator for his or her services, shall be borne as a Company expense.

(e) The Liquidator shall not be personally liable for the return or payment of Capital Contributions, or any portion thereof, to the Members.

(f) The Liquidator will prepare a final statement of the accounts of the Company as of the date of termination.

9.3 Distributions and Other Matters. Promptly upon the dissolution of the Company, the Liquidator shall (i) Purge all Member Data that remains under the Company’s possession or control, (ii) liquidate any non-cash assets of the Company (for avoidance of doubt, Member Data shall not be liquidated), and (iii) apply and distribute any cash and any proceeds of liquidation, to the extent available, in the following order of priority:

(a) to payment of the debts and liabilities of the Company (other than those to Members) in the order of priority provided by law;

(b) to payment of the expenses of liquidation of the Company in the order of priority provided by law;

(c) to the setting up of such reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company business; provided that any such reserve will be held by the Liquidator for the purposes of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as the Liquidator shall deem advisable (but in no case to exceed eighteen (18) months from the date of dissolution unless an extension of time is consented to by a Majority in Interest), to distribute the balance thereafter remaining in the manner hereinafter provided;

(d) to the Members or Manager in repayment of the entire principal amounts of any outstanding loans from any such Member or Manager made to the Company together with all accrued but unpaid interest thereon, first on account of accrued interest thereon (in proportion to the interest so accrued) and then in repayment of the principal amounts thereof (in proportion to the respective outstanding amounts of principal); and, thereafter,

(e) to the Members in accordance with their respective Base Percentages.

9.4 Compromise. The distribution of cash or property to the Members in accordance with the provisions of Section 9.3 constitutes a complete return to each Member of its Contributions and a complete distribution to the Members of their respective interests in the Company and all Company property, and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

9.5 Securityholders Agreement. To the extent that equity securities of any Subsidiary of the Company are distributed to any Members, unless otherwise agreed to by the Liquidator, such Members shall, as a condition to being assigned such equity securities, enter into a securityholders agreement with such Subsidiary and each other such Member which contains restrictions on the Transfer of such equity securities and other provisions (including with respect to the governance and control of such Subsidiary) in form and substance similar to the provisions and restrictions set forth herein (including Article 4).

9.6 Cancellation of Certificate. Upon completion of the distribution of Company assets as provided in this Article 9, the Company shall be terminated (and the Company shall not be terminated prior to such time), and the Liquidator (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 9.6.

Article 10

MISCELLANEOUS

10.1 Notices.

(a) All notices, demands, requests, calls and other communications required by or permitted under this Agreement shall be in writing (whether or not a writing is expressly required hereby) and shall be directed if to a Member, at its respective address appearing on the records of the Company and if to the Company or the Manager as follows (or to such other address as the Company or Manager may notify to the Members from time to time):

To the Company:

LunaTrust LLC

415 South Cedros Avenue, Suite 260

Solana Beach, California, 92075

Attention: Manager

Email: Members@lunatrust.com

To the Manager:

Luna DNA, Inc.

415 South Cedros Avenue, Suite 260

Solana Beach, California, 92075

Attention: Member Relations

Email: Members@lunadna.com

(b) Any Member may specify a different address by sending to the Company and to the Manager a notice of such different address, which must include a valid email address. If the address of the Company or of the Manager is changed, a written notice of such change of address shall be sent by the Manager to each Member.

(c) All notices, demands or requests required or permitted under this Agreement must be in writing, and shall be made by hand delivery, registered or certified mail (with return receipt requested), overnight courier service by a reputable overnight courier service (with tracking enabled), or electronic mail, in each case, to the address or electronic mail address provided by such Member at the time of admission, subject to Section 10.1(b). Any such notice or communication shall be deemed duly given: (i) if delivered by hand, (A) if delivered on a Business Day, upon delivery, or (B) otherwise, on the next Business Day after delivery; (ii) if deposited for next day delivery with a courier service with tracking enabled; (iii) if sent via registered or certified mail, five (5) Business Days after being deposited in the mail, postage prepaid, return receipt requested; and (iv) if sent by electronic mail, when receipt is acknowledged by return electronic mail (excluding any automated replies) or other written notice.

10.2 Mandatory Arbitration. To the maximum extent permitted by law, all Claims (collectively, but subject to Section 10.2(c), the “Covered Claims”), will be resolved by final and binding arbitration in San Diego, California, as follows:

(a) Administrator. The arbitration of all Covered Claims will be administered by the American Arbitration Association (“AAA”) in accordance with the AAA Commercial Arbitration Rules then in effect, except that the arbitration proceedings will be governed by California procedural law as if the Covered Claims had been brought in a state court of California; provided, however, that (i) the parties hereto waive any right to jury; (ii) there shall be no interlocutory appellate relief (such as writs) available; (iii) discovery will be limited to matters which are directly relevant to the issues in the arbitration; and (iv) any award of the Arbitrator shall be final and binding and non-appealable.

(b) Selection of Arbitrator. The arbitration will take place in the San Diego office of AAA and be conducted by a single, neutral arbitrator (“Arbitrator”), to be selected as follows. Within seven (7) Business Days from service of an arbitration complaint, the parties thereto will endeavor in good faith to agree upon an Arbitrator. Failing such agreement, (i) the parties, or any party, thereto will ask AAA to supply the parties thereto with a list of no less than seven arbitrators (all of whom shall disclose and clear any potential conflicts) having no less than five (5) years’ experience in arbitrating complex business arrangements; (ii) upon receipt of that list of potential arbitrators, each of the parties thereto will communicate within seven (7) days to AAA the names of four arbitrators from the list that such party would agree to use, or its right to participate in the selection of the arbitrator will be forfeited; (iii) as soon as AAA receives the selections from affected parties, AAA will review the selected arbitrators and appoint one of those arbitrators whose name appears on all of the lists submitted by the parties; and (iv) AAA will have the discretion to select the arbitrator that it believes is best suited for the arbitration in terms of experience and availability, and AAA’s selection will be final.

(c) Excluded Claims. The term “Covered Claims” as used in this Agreement does not include compulsory or permissive cross-claims between or among the parties that arise in a legal action brought by or against a non-signatory hereto (a “Non-Signatory Action”). However, a party that has the right to assert a permissive cross-claim against another party in a Non-Signatory Action may choose to treat that claim as a Covered Claim and assert it in accordance with the terms of this Agreement. The term “Covered Claims” as used in this Agreement also does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding. The exclusions from “Covered Claims” set forth in this Section 10.2(c) do not constitute a waiver or the right or obligation of any party hereto to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in this Section 10.2(c).

(d) Record and Proceedings. A full stenographic or electronic record of all proceedings in the arbitration will be maintained, and the Arbitrator will issue rulings, a statement of decision and a judgment as if the Arbitrator were a sitting judge of the state court of California, with all of the powers (including with respect to remedies) vested in such a judge. The fees and costs of creating and maintaining a stenographic or electronic record will be initially borne by the parties to the arbitration in equal amounts, pro rata.

(e) Res Judicata, Collateral Estoppel and Law of the Case. A decision of the Arbitrator will have the same force and effect with respect to collateral estoppel, res judicata and the law of the case that such decision would have been entitled to if decided in a court of law, but in no event will such a decision be used by or against a party to this Agreement in a Non-Signatory Action.

(f) Jurisdiction/Venue/Enforcement of Award. The parties hereto consent and submit to the exclusive personal jurisdiction and venue of the state and federal courts located in San Diego, California to confirm any arbitration award granted pursuant to this Agreement, including any award granting equitable relief, and to otherwise enforce this Agreement and carry out the intentions of the parties hereto to resolve all Covered Claims through arbitration. This Section 10.2(f) does not prevent the parties hereto from enforcing the award of the arbitrator in the court of any other jurisdiction, to the extent permitted by law (for example, if property that is the subject of the award is located in another jurisdiction).

(g) Confidentiality. All arbitration proceedings will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except to the extent reasonably necessary to obtain court confirmation of the judgment of the Arbitrator or to give effect to Section 10.2(e) (e.g., in a dispute between the parties hereto that is not a Covered Claim), in which case all filings with any court will be sealed to the extent permitted by the court. A party hereto (including such party’s counsel or other representatives) may disclose to the media only the fact and generic nature of a Covered Claim that is being, or has been, arbitrated pursuant to this Agreement. Nothing in this Section 10.2(g) is intended to, or shall, preclude a party hereto from communicating with, or making disclosures to, its lawyers, tax advisors, auditors, lenders, investors, landlords, regulators and insurers, as necessary and appropriate or from making such other disclosures as may be required by law.

(h) Fees and Costs. The parties to an arbitration will share equally in the fees of the Arbitrator and the administrative costs of the arbitration; provided, however, that the prevailing party in the arbitration will be entitled to recover its fees and costs (including attorneys’ fees) from the other party or parties. For purposes of this Section 10.2(h) and Section 10.10, the prevailing party shall be the party who is the net winner of the issues in the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party; provided that if a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, then the offeror is deemed to be the prevailing party from the date of the offer forward.

10.3 Further Assurances. Each Member agree that he or she shall from time to time sign, acknowledge and file any certificates, instruments and documents which may be required to be filed by the Company under the laws of the United States, any state, or any political subdivision thereof, or by any Governmental Authority, or which the Manager reasonably deems it advisable to file, at the cost and expense of the Company.

10.4 Other Remedies. Any Member shall have and shall maintain all rights or remedies it may have against any other Member, at law or in equity or by this Agreement, including rights or remedies for or in respect of conduct constituting a fraud on the Company or on any Member, or for or in respect of a breach of any fiduciary obligation.

10.5 Partial Invalidity. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, then the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The Members agree that, pursuant to Section 10.11, the Manager may replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision, without providing the notice to Members that may otherwise be required.

10.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

10.7 Governing Law. This Agreement will be governed by and construed according to the laws of the State of Delaware, without regard to any conflicts of law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the substantive laws of any jurisdiction other than the State of Delaware.

10.8 Jurisdiction; Venue; Service of Process. Subject to Section 10.2, any action, suit or other proceeding arising out of or in connection with or related to this Agreement shall be conducted only in San Diego, California. Each Member, the Manager, the Liquidator and any other party or signatory hereto hereby (a) irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the state and federal courts located in San Diego, California in any legal action, equitable suit or other proceeding arising out of or related to this Agreement or any other Transaction Document (unless expressly otherwise provided in such Transaction Document); (b) waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 10.8; (c) stipulates that the state and federal courts located in San Diego, California shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement or any such Transaction Document; and (d) agrees that, to the fullest extent permitted by law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service so made shall have the same legal force and effect as if served upon such party personally within the State of California.

10.9 Class Action Waiver. Any arbitration or court trial (whether before a judge or jury or pursuant to judicial reference) of any Claim will take place on an individual basis without resort to any form of class or representative action. THE PARTIES HERETO, INCLUDING EACH MEMBER AND THE MANAGER, WAIVE ANY RIGHT TO ASSERT ANY CLAIMS AGAINST ANY OTHER PARTY AS A REPRESENTATIVE OR MEMBER IN ANY CLASS OR REPRESENTATIVE ACTION, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW AS AGAINST PUBLIC POLICY. TO THE EXTENT ANY SUCH PARTY IS PERMITTED BY LAW OR ANY COURT OF LAW TO PROCEED WITH A CLASS OR REPRESENTATIVE ACTION AGAINST ANY OTHER SUCH PARTY, THE PARTIES HEREBY AGREE THAT THE PREVAILING PARTY SHALL NOT BE ENTITLED TO RECOVER ATTORNEYS’ FEES OR COSTS ASSOCIATED WITH PURSUING THE CLASS OR REPRESENTATIVE ACTION (NOT WITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT).

10.10 Prevailing Party; Attorney’s Fees. If any party hereto commences any action against any other party hereto with respect to the enforcement or interpretation of this Agreement or any Transaction Document, then the prevailing party (as defined in Section 10.2(h)) in such action shall be entitled to an award of its costs of litigation, including attorney’s fees.

10.11 Amendment. This Agreement may be amended, modified, or waived, at any time or from time to time, with the written consent of and approval by the Manager, without the consent of any Member. If any such amendment, modification or waiver not specifically authorized hereby may reasonably have an adverse effect on the rights or obligations of any Member, such amendment, modification or waiver shall not be effective until the date thirty (30) days after notice thereof to the Members (and any Member who does not wish to agree to such amendment, modification or waiver may redeem all of its Shares and resign as a Member per Section 6.11).

10.12 Grant of Power of Attorney.

(a) Each Member, by executing a Joinder or accepting Shares, irrevocably constitutes and appoints the Manager (and each future Manager and any future Liquidator) such Member’s true and lawful attorney-in-fact, with full power of substitution, with such attorney-in-fact having full power and authority in the Member’s name, place and stead to execute, acknowledge, deliver, swear to, certify, verify, publish, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(1) all certificates and other instruments (including counterparts of this Agreement necessary or appropriate to reflect the admission of Substituted Members or Additional Members or any other change in the Company and fictitious name certificates), and any amendment thereof, which the Manager deems appropriate to form, qualify or continue the qualification of Company as a limited liability company in the jurisdictions in which the Company may conduct business or own property;

(2) all instruments which the Manager deems necessary or appropriate to reflect any appropriately authorized amendment, change, modification or restatement of this Agreement in accordance with its terms;

(3) all conveyances and other instruments which the Manager or Liquidator deems necessary or appropriate to effect a dissolution, termination and liquidation of the Company, including a certificate of cancellation, to the extent such dissolution, termination and liquidation is pursuant to the terms of this Agreement; and

(4) all instruments relating to the admission, withdrawal or substitution of any Member as provided in Article 6.

(b) Each Member authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing as fully and to the same extent as such Member might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Each Member has and does hereby agree to execute any and all additional forms, documents or instruments as may be reasonably necessary or required by the Manager to evidence the power of attorney granted in this Section 10.12.

(c) The appointment by all Members of the Manager and Liquidator as attorney-in-fact is irrevocable and coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Manager or Liquidator to act as contemplated by this Agreement in any filing and other action on behalf of the Company, and shall survive the bankruptcy, death or incompetence of any Member hereby giving such power and the sale, transfer or other assignment of all or any part of the interest of such Member and shall extend to such Member’s heirs, successors, assigns and personal representatives; provided, however, that in the event of the assignment by a Member of all or any part of such Member’s interest, the foregoing power of attorney shall terminate as to the assignor Member if, and at such time as, a Substitute Member is admitted to the Company with respect to the assigned interest and all required documents and instruments, including a power of attorney executed by the substitute Member (including the power of attorney granted in this Section 10.12 upon execution of a Joinder) shall have been duly executed, filed and recorded to effect such substitution.

10.13 Execution in Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or other form of electronic or digital image transmission), each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement. Any Member may become a party to this Agreement by executing a Joinder, including through the Company’s website (or such other method as determined by the Manager).

10.14 Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

10.15 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, date of notice, event or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a legal holiday in the State of California, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such legal holiday.

10.16 Table of Contents; Titles and Captions. The Table of Contents preceding this Agreement and all article, section or subsection titles or captions contained herein are for convenience only and are not a substantive part hereof.

10.17 Interpretation. Unless otherwise stated or the context clearly requires otherwise: (a) all article, section, schedule and exhibit references are to the corresponding article or section of, or schedule or exhibit to, this Agreement, (b) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, (c) the singular form of nouns, pronouns and verbs shall include the plural and vice versa, (d) the use of the words “includes,” “including” and words of similar import in this Agreement shall be by way of example rather than by limitation (thus shall be deemed to be followed by the phrase “without limitation”), (e) reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable, the terms hereof, (f) references to a Fiscal Year shall refer to a portion thereof, and (g) the use of the words “or,” “either” and “any” shall not be exclusive. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Without limiting the Manager’s authority under Section 14 of the Management Agreement and Section 10.11 of the Operating Agreement or, the Manager may interpret this Agreement in any reasonable manner that resolves any conflicts between the provisions of this Agreement, the Management Agreement and any other Transaction Documents, and such interpretations shall be binding on the Company, the Manager and the Members.

10.18 Entire Agreement. This Agreement, any Subscription Agreement executed in connection with the acquisition of a LLC Interest and any other Transaction Documents contain the entire understanding and agreements among the Members, are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and supersedes any prior understandings and agreements among them respecting the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or any other Transaction Document.

10.19 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Subsidiaries, and no creditor who makes a loan to the Company or any of its Subsidiaries may have or acquire (except pursuant to the terms of a separate agreement executed by the Company or any Subsidiary in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, or capital or property of the Company.

10.20 Consent to Disclosure. The Members hereby consent to the Manager disclosing information it has collected regarding the Members, including the Database and personally identifiable information about the Members, to the Company’s Affiliates, officers, employees and agents, when necessary to accomplish the acquisition, maintenance, operation or licensing of the Database and as otherwise may be required by law, subject to the Company’s published privacy policy applicable to Members or Licensors and Member Data as in effect from time to time.

10.21 Electronic or Digital Delivery of Signatures. This Agreement, any Subscription Agreement or other agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any schedules hereto or thereto (collectively, the “Transaction Documents”), and any amendments hereto or thereto or waivers hereof or thereof, to the extent signed and delivered by means of a facsimile machine or electronic or digital transmission in portable document format or other image format or by clickwrap agreement, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such other Transaction Document, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such other Transaction Document and no Member may raise the use of a facsimile machine or electronic or digital transmission to so deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic or digital transmission or was agreed to via a clickwrap agreement as a defense to the formation or enforceability of a contract and each such party and each Member forever waives any such defense. For purposes of this Section 10.21, “clickwrap agreement” means assent to an agreement evidenced by a user affirmatively clicking a box on a website agreeing to be legally bound by such agreement before such user is allowed to proceed (or any substantially similar mechanism to signal assent).

10.22 Survival. Sections 4.4, 4.5 and 6.13 and this Article 10 shall survive and continue in full force in accordance with their respective terms notwithstanding any termination of this Agreement or the dissolution and liquidation of the Company.

10.23 Acknowledgments. Each Person executing and delivering a Joinder shall be deemed to acknowledge to each other Member as follows: (a) the determination of such Person to acquire LLC Interests has been made by such Person independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any other Member or by any agent or employee of any other Member; (b) no other Member has acted as an agent of such Person in connection with making its investment hereunder and no other Member shall be acting as an agent of such Member in connection with monitoring its investment hereunder; and (c) such Person shall, if he or she wishes counsel on the agreements and transactions contemplated hereby, retain its own independent counsel.

[ the signature page follows ]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

“Initial Member”	Luna DNA, Inc.

	By:	/s/ David Lewis
	Name:	David Lewis
	Title:	Chief Financial Officer

Luna DNA, Inc.
“Manager”
	By:	/s/ David Lewis
	Name:	David Lewis
	Title:	Chief Financial Officer

Signature Page to LLC Agreement